Exhibit 10.9

THE FIFTH THIRD BANCORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective as of November 1, 2007)

THE FIFTH THIRD BANCORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective as of November 1, 2007)

ARTICLE I - INTRODUCTION AND SECTION 409A COMPLIANCE

1.1	Amendment and Restatement. Fifth Third Bancorp most recently amended and restated The Fifth Third Bancorp Nonqualified Deferred Compensation Plan in its entirety effective January 1, 2007, by an amendment executed on December 4, 2006. Fifth Third Bancorp hereby again amends and restates the Plan effective November 1, 2007.

1.2	Transition Rules under Section 409A.

(a)	2005 Payment Elections. In accordance with Paragraph 10.3, the Committee allowed new payment elections under Article X in 2005 which, for purposes of Article X, were treated as a Participant’s timely initial election under Paragraph 10.2(a) and not as a change in election under Paragraph 10.2(c). Any such election shall be administered by the Committee in its sole and absolute discretion and in compliance with Internal Revenue Service Notice 2005-1 and any other applicable legal authority.

(b)	2007 and 2008 Payment Elections. In its discretion, the Committee may allow a Participant who remains actively employed by an Employer to complete a new payment election under Paragraph 10.1 by a date in 2007 or 2008 determined by the Committee. The Committee may allow such an election on a case-by-case basis in its discretion without being required to extend the opportunity to all Participants. Any such election shall be treated as an initial election under Paragraph 10.2(a) and not a change under Paragraph 10.2(c). Any such election shall be administered by the Committee in compliance with Internal Revenue Service Notice 2006-79 (for elections in 2007) and Notice 2007-86 (for elections in 2008) and any other applicable legal authority.

(c)	2007 Performance Based Restricted Stock Deferral. In accordance with Paragraph 4.4, the Committee shall administer deferral elections with respect to certain Performance Based Restricted Stock in 2007. Any such election shall be administered by the Committee in its sole and absolute discretion and in compliance with Internal Revenue Service Notice 2006-79 and any other applicable legal authority.

ARTICLE II - DEFINITIONS

2.1	“Account” shall mean the account established by an Employer as a book reserve to reflect the amounts credited to a Participant under this Plan. A Participant’s Account under the Plan may include one or more of the following subaccounts:

(a)	Deferred Compensation Account.

(b)	Matching Account.

(c)	Predecessor Plan Account.

(d)	Profit Sharing Account.

2.2	“Beneficiary” shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant’s death, to such person or persons as such Participant’s Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Committee. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant’s lifetime, and may be changed from time to time by the Participant.

2.3	“Claims Review Committee” shall mean the committee established by the Committee for purposes of administering the claims and claim review procedures under the Plan.

2.4	“Code” shall mean the Internal Revenue Code of 1986, as amended at the particular time applicable. A reference to a section of the Code shall include said section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.5	“Committee” shall mean The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document. A reference to the Committee includes its delegate.

2.6	“Compensation” shall mean the total base earnings plus variable compensation (but excluding performance-based, additional cash compensation incentives) paid by an Employer to a Participant or which would otherwise be paid but for a deferral election hereunder.

2.7	“Deferred Compensation Account” shall mean the account established by an Employer as a book reserve to reflect the amounts deferred by a Participant under Paragraphs 4.1 and 4.2, as adjusted by earnings (and losses) under Article VIII and as reduced by distributions under Article X and Article XI.

2.8	“Effective Date” shall mean November 1, 2007.

2.9	“Employer” shall mean Fifth Third Bank, an Ohio Banking Corporation, and any other subsidiary of Fifth Third Bancorp or any successor or assignee of any of them.

2.10	“Executive” shall mean an employee of an Employer who is employed on a full-time basis and who is a Bank President, Bank Executive Vice President, Bank Senior Vice President or Bank Vice President.

2.11	“Grandfathered Participant” shall mean a Participant (other than an individual who is a Participant under Paragraph 2.16(b)) whose service with all Employers terminated prior to September 1, 1999.

2.12	“Key Employee” shall mean an employee of an Employer who is employed by an Employer on a full-time basis and who is in Pay Band A, B, C or D, as determined by Fifth Third Bancorp.

2.13	“Master Profit Sharing Plan” shall mean The Fifth Third Bancorp Master Profit Sharing Plan, as amended from time to time.

2.14	“Matching Account” shall mean the account established by an Employer as a book reserve to reflect the amounts credited by an Employer as matching contributions under Article V, as adjusted by earnings (and losses) under Article VIII and as reduced by distributions under Article X and Article XI.

2.15	“Open Enrollment Period” shall mean such period no more than thirty (30) days in length prescribed by the Committee, closing no later than the last day of the Plan Year immediately preceding the Plan Year for which elections to defer Compensation under Article IV are permitted.

2.16	“Participant” shall mean any of the following:

(a)	any Executive or Key Employee who satisfies the eligibility requirements of Article III and who receives an allocation to his Account under Article IV, Article V, or Article VI, as well as any former Executive or Key Employee who has an Account under the Plan; or

(b)	any person who has a Predecessor Plan Account attributable to his employment covered by a Predecessor Plan.

2.17	“Performance Based Restricted Stock” shall mean common stock without par value of Fifth Third Bancorp, granted under the 2004 Fifth Third Bancorp Incentive Compensation Plan, or any successor plan, subject to the satisfaction of specified performance goals, provided the grant is not includible in the income of the recipient in the year of grant for federal income tax purposes (and the recipient does not make an election under section 83(b) of the Code to include the grant in income in the year of the grant).

2.18	“Plan” shall mean The Fifth Third Bancorp Nonqualified Deferred Compensation Plan as described in this instrument, and as may be amended, thereafter.

2.19	“Plan Year” shall mean the calendar year.

2.20	“Predecessor Plan” shall mean any other nonqualified deferred compensation plan designated by the Committee. Each such Predecessor Plan was completely amended and restated into this Plan effective January 1, 2005.

2.21	“Predecessor Plan Account” shall mean an account established by the Employer as a book reserve to reflect amounts credited hereunder with respect to a Predecessor Plan, as adjusted by earnings (and losses) under Article VIII and as reduced by distributions under Article X and Article XI. Previously, the Plan maintained a Predecessor Plan Diversified Account separate from a Predecessor Plan Stock Account to reflect differing investment rights. The Predecessor Plan Account is the successor to each of these prior subaccounts now that the investment rights no longer differ.

2.22	“Profit Sharing Account” shall mean the account established by an Employer as a book reserve to reflect the amounts credited by an Employer as profit sharing contributions under Article VI, as adjusted by earnings (and losses) under Article VIII and as reduced by distributions under Article X and Article XI.

2.23	“Qualified Executive” shall mean an employee of an Employer (a) who is an Executive, (b) who was an Executive for the 2007 Plan Year, and (c) who had a Compensation deferral election in effect under the Plan for the 2007 Plan Year and thereafter. An individual meeting this criteria shall no longer be considered a Qualified Executive if, at any time and for any reason (including termination of employment and voluntary decision to cease deferring), he no longer has a Compensation deferral election in effect.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1	For Plan Years Before 2008. Eligibility and participation shall be determined in accordance with this Paragraph 3.1 for Plan Years beginning before January 1, 2008. Each individual who is an Executive on the first day of an Open Enrollment Period:

(a)	may elect to defer Compensation for services performed during the ensuing Plan Year to which the Open Enrollment Period relates, in accordance with Article IV; and

(b)	shall be eligible for matching allocations under Article V and profit sharing allocations under Article VI for the Plan Year in which such Open Enrollment Period falls.

An individual who is not an Executive on the first day of an Open Enrollment Period but who later becomes an Executive shall not be eligible to elect to defer Compensation until the first day of the next Open Enrollment Period with respect to which he is still an Executive (for the Plan Year to which such next Open Enrollment Period relates); and he shall not be eligible for matching or profit sharing allocations until the Plan Year containing the next Open Enrollment Period as of the first day of which he is an Executive.

3.2	For Plan Years 2008 and Later. Eligibility and participation shall be determined in accordance with this Paragraph 3.2 for Plan Years beginning on or after January 1, 2008. Each individual who, on the first day of an Open Enrollment Period relating to the 2008 Plan Year or a later Plan Year, is either a Key Employee or a Qualified Executive:

(a)	may elect to defer Compensation for services performed during the ensuing Plan Year to which the Open Enrollment Period relates, in accordance with Article IV; and

(b)	shall be eligible for matching allocations under Article V and profit sharing allocations under Article VI for the Plan Year in which such Open Enrollment Period falls.

An individual who is not a Key Employee or a Qualified Executive on the first day of an Open Enrollment Period but who later becomes a Key Employee shall not be eligible to defer Compensation until the first day of the next Open Enrollment Period with respect to which he is still a Key Employee (for the Plan Year to which such next Open Enrollment Period relates); and he shall not be eligible for matching or profit sharing allocations until the Plan Year containing the next Open Enrollment Period as of the first day of which he is a Key Employee.

A Qualified Executive’s eligibility for matching allocations under Article V and profit sharing allocations under Article VI may be limited to the amount his allocations under the Master Profit Sharing Plan are reduced by reason of his Compensation deferrals under this Plan.

3.3	Eligibility for Deferral of Performance Based Restricted Stock. If the Committee allows a Key Employee to make a deferral election during an Open Enrollment Period with respect to Performance Based Restricted Stock granted during the ensuing Plan Year, as provided in Paragraph 4.2(a)(i), a Key Employee would be eligible to make such a deferral election only if he is a Key Employee on the first day of the applicable Open Enrollment Period. If the Committee allows a Key Employee to make a deferral election during an election period it establishes during the year of the grant of Performance Based Restricted Stock, as provided in Paragraph 4.2(a)(ii), a Key Employee could be eligible to make such a deferral election only if he is a Key Employee on the first day of the applicable election period established by the Committee.

ARTICLE IV - ELECTION TO DEFER COMPENSATION OR RESTRICTED STOCK

4.1	Compensation Deferral

(a)	Compensation Deferral. Each Key Employee and Qualified Executive (Executive, for Plan Years before 2008) eligible under Article III may elect to have a portion of his Compensation for services performed during a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan. The amount of Compensation deferred for any Plan Year by a Participant may not reduce the amount of base pay such Participant receives in a Plan Year below $50,000.

(b)	Implementation. The Compensation otherwise payable to the Participant during the Plan Year shall be reduced by the amount of the Participant’s election under this Paragraph 4.1. Such amounts shall be credited to the Participant’s Deferred Compensation Account at the time his Compensation is so reduced. For purposes of this Paragraph 4.1, base earnings payable after December 31st solely for services performed during the final payroll period containing such December 31st, shall be treated as Compensation for services performed in the subsequent taxable year in which the payment is made.

4.2	Performance Based Restricted Stock Deferral.

(a)	Deferral of Performance Based Restricted Stock.

(i)	During Open Enrollment. The Committee may allow each Key Employee eligible under Article III to elect to have all (and not less than all) eligible Performance Based Restricted Stock granted to him during the ensuing Plan Year to which an Open Enrollment Period relates to be deferred and credited with earnings in accordance with the terms and conditions of the Plan.

(ii)	During Year of Grant. With respect to Performance Based Restricted Stock meeting the requirements of Paragraph 4.2(b)(ii) below, the Committee may allow each Key Employee to elect to have all (and not less than all) eligible Performance Based Restricted Stock granted to him during the Plan Year of the grant to be deferred and credited with earnings in accordance with the terms and conditions of the Plan. The Committee shall determine, the period within the Plan Year of the grant, during which such a deferral election must be made subject to the following:

(A)	the election must be made on or before the 30th day after the grant; and

(B)	the election must be made at least twelve (12) months in advance of the earliest date at which the forfeiture restrictions could lapse. A condition will not be treated as failing this requirement merely because the Performance Based Restricted Stock becomes fully vested such that there is no further requirement of services upon the death or disability (as defined in applicable Treasury Regulations) of the Key Employee or upon a change in control event (as defined in applicable Treasury Regulations). However, if such death, disability or change in control event occurs before the end of twelve (12) months of service, the deferral election shall not be given effect.

(b)

Eligible Performance Based Restricted Stock. Performance Based Restricted Stock is eligible for deferral under (a)(i) above pursuant to an election during the Open Enrollment Period if it meets one or both of the conditions in (i) and (ii) below. Performance Based Restricted Stock is eligible for deferral under (a)(ii)

above pursuant to an election during the Plan Year of the grant only if it meets the conditions in (ii) below.

(i)	The Performance Based Restricted Stock is granted solely for services performed during the Plan Year in which the grant occurs or future services (but not for any past services); or

(ii)	The Performance Based Restricted Stock is granted subject to a requirement that the Key Employee continue to provide services for a period of at least twelve (12) months from the date of the grant in order to avoid forfeiture of such Performance Based Restricted Stock. A condition will not be treated as failing this requirement merely because the Performance Based Restricted Stock becomes fully vested such that there is no further requirement of services upon the death or disability (as defined in applicable Treasury Regulations) of the Key Employee or upon a change in control event (as defined in applicable Treasury Regulations). However, if such death, disability or change in control event occurs before the end of twelve (12) months of service, the deferral election shall not be given effect.

(c)	Implementation. At such time as any eligible Performance Based Restricted Stock subject to a deferral election becomes both earned and vested according to the terms of the grant and plan under which it was granted, such Performance Based Restricted Stock shall be deemed to be credited to the Participant’s Deferred Compensation Account rather than being released in a taxable event to the Key Employee. Performance Based Restricted Stock which is not earned or which is forfeited shall not be deemed credited under this Plan.

(d)	Deemed Investment in Fifth Third Stock Fund. Amounts credited to a Participant’s Deferred Compensation Account pursuant to an election to defer Performance Based Restricted Stock shall be credited with earnings (or losses) under Article VIII as if invested in the Fifth Third Stock Fund. The other investment benchmarks generally available under Article VIII are not available for such amounts which must remain in the Fifth Third Stock Fund.

(e)	Dividends on Unvested Performance Based Restricted Stock. Any dividends payable with respect to Performance Based Restricted Stock prior to such time as the Performance Based Restricted Stock is earned or vested, shall not be eligible for deferral hereunder.

4.3

Election Procedure. An eligible Key Employee or Qualified Executive (Executive, for Plan Years before 2008) desiring to exercise an available election under Paragraph 4.1 or 4.2 for a Plan Year shall notify the Committee each Plan Year of his deferral election during the Open Enrollment Period or other election period established by the Committee under Paragraph 4.2(a)(ii). Such notice must be in writing, on a form provided by the Committee, and delivered to the Committee during the applicable election period. A deferral election shall be effective for the entire Plan Year (but not for any future Plan

Year) to which it relates and may not be modified or terminated for that Plan Year. A deferral election with respect to Performance Based Restricted Stock shall be effective for the entire grant regardless of the future year(s) in which the forfeiture restrictions lapse; and an election with respect to such grant may not be modified or terminated.

4.4	2007 Election to Defer Non-Vested Performance Based Restricted Stock. The Committee may allow an individual who, on the first day of the Open Enrollment Period falling in 2007 (relating to the 2008 Plan Year), is a Key Employee, to elect to defer Performance Based Restricted Stock previously granted to him, in accordance with the following provisions and Internal Revenue Service Notice 2006-79, Section 3.02. Any such deferral election must be completed by a date in 2007 determined by the Committee. Such a deferral election may be made and given effect only with respect to Performance Based Restricted Stock which has always been subject to a substantial risk of forfeiture (as defined for purposes of section 409A of the Code) and which remains subject to a substantial risk of forfeiture throughout 2007 (i.e., the substantial risk of forfeiture has not lapsed and does not lapse in 2007). Such an election shall be treated as a valid and timely election under Paragraph 4.2(a), and Paragraphs 4.2(c), (d) and (e) (but not Paragraph 4.2(b)) shall apply.

ARTICLE V - MATCHING ALLOCATIONS

5.1	Matching Allocations. An Employer, in its discretion, may credit a matching allocation to the Matching Account of any Key Employee or Qualified Executive (Executive, for Plan Years before 2008) eligible under Article III it selects provided:

(a)	he remains in the employment of an Employer as a Key Employee or Qualified Executive (Executive, for Plan Years before 2008) (or is on an Employer-approved leave of absence) on the date the Committee determines to credit the allocation; and

(b)	he either has a Compensation deferral election in effect under Paragraph 4.1 for the Plan Year, or has “Annual Compensation” (as defined in the Master Profit Sharing Plan) in the corresponding Plan Year of that plan in excess of the compensation limitation imposed by section 401(a)(17) of the Code.

The matching allocations for such selected Participants shall be determined by the Employer and may vary for each such Participant. The amount of the matching allocations as so determined under this paragraph shall be credited to the Participants’ Matching Accounts as of the last day of the Plan Year, or at such other time or times determined by the Committee.

ARTICLE VI - PROFIT SHARING ALLOCATIONS

6.1

Profit Sharing Allocations. An Employer, in its discretion, may credit a profit sharing allocation to the Profit Sharing Account of any Key Employee or Qualified Executive (Executive, for Plan Years before 2008) eligible under Article III it selects for a Plan Year provided he remains in the employment of an Employer as a Key Employee or

Qualified Executive (Executive, for Plan Years before 2008) (or is on an Employer-approved leave of absence) on the date the Committee determines to credit the allocation.

The profit sharing allocations for such selected Participants shall be determined by the Employer and may vary for each such Participant. The amount of the profit sharing allocations as so determined under this paragraph shall be credited to the Participants’ Profit Sharing Accounts as of the last day of the Plan Year, or at such other time or times determined by the Committee.

ARTICLE VII - PARTICIPANT’S INTEREST

7.1	Unsecured Creditor. No Participant or his designated Beneficiary shall acquire any property interest in his Account or any other assets of the Employer or Fifth Third Bancorp, their rights being limited to receiving from the Employer or Fifth Third Bancorp deferred payments as set forth in this Plan and these rights are conditioned upon continued compliance with the terms and conditions of this Plan. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer or Fifth Third Bancorp.

ARTICLE VIII - CREDITING OF EARNINGS

8.1	General. There shall be credited to the Account of each Participant an additional amount of earnings (or losses) determined under this Article VIII.

8.2	Investment Elections. As provided in Paragraph 4.2(d), that part of a Participant’s Account credited with deferred Performance Based Restricted Stock shall be credited with earnings (or losses) as if invested in the Fifth Third Stock Fund. Each Participant shall elect to have earnings (or losses) credited to all other parts of his Account from among various investment benchmarks the Committee determines to establish for this purpose. One of such investment benchmarks shall be the Fifth Third Stock Fund.

Such an election shall be made in such manner as the Committee shall direct.

The Committee may prescribe rules including rules which limit the frequency of changes to elections, prescribe times for making elections, regulate the amount or increment a Participant may allocate to a particular investment benchmark, require or allow an election (or election change) to relate only to future allocations, require an election to apply consistently to all subaccounts and provide for the investment of an Account of a Participant who fails to make an election.

8.3	Rate of Return Benchmarks. The Committee shall determine the rate of return for the Fifth Third Stock Fund, as well as each of the other investment benchmarks selected by the Committee under Paragraph 8.2 above.

8.4	Crediting. The Participant’s Account shall be increased or decreased as if it had earned the rate of return corresponding to the Participant’s investment election. The time and method of such crediting and the recordkeeping methodologies used shall be determined in the sole and absolute discretion of the Committee.

ARTICLE IX - VESTING

9.1	Vesting Provisions. A Participant’s rights to his Account (including each of its subaccounts) shall be nonforfeitable at all times.

ARTICLE X - PLAN BENEFITS

10.1	Distributions.

(a)	Time and Form of Payment. In accordance with the election procedures in Paragraph 10.2, a Participant may elect to have the amounts represented by the Participant’s vested Account paid (or commence to be paid) as of the first business day of August of the Plan Year immediately following the Plan Year in which the Participant’s separation from service with all Employers occurs, or the first business day of August of any subsequent year, but not later than the first business day of August of the tenth Plan Year following the Plan Year in which such separation from service occurs. In accordance with the election procedures in Paragraph 10.2, a Participant may elect to have such amounts paid in one of the following forms:

(i)	single lump sum distribution; or

(ii)	substantially equal annual installments, the last payment of which is no later than the first business day of August of the tenth Plan Year following the Plan Year in which such separation from service occurs.

If installment payments are in effect, the Participant’s Account shall continue to be credited with earnings (or losses) under Article VIII until fully paid.

Notwithstanding the foregoing or Paragraph 10.3(a), (b) or (c), effective December 31, 2005, in the event the Participant’s vested Account does not exceed $25,000 as of any December 31st after the Participant has separated from service, then any payment election by a Participant shall be disregarded. In such a case, the vested Account (or remaining balance thereof) shall be paid in a single lump sum distribution as of the first business day of August following such December 31st (even if such vested Account exceeds $25,000 at that time).

(b)	Medium of Payment. The payment as a lump sum or installments under (a) above or 10.3 shall be in cash. Previously, the Plan provided for payment in common stock of Fifth Third Bancorp, and election forms used under the Plan referenced payment in such stock. References to payment in stock on such forms shall be disregarded, and payments shall be in cash.

10.2	Election Procedures.

(a)	A Participant who wishes to make an initial election referred to in Paragraph 10.1 must do so within the first Open Enrollment Period applicable to him under Article III, or, if earlier, within such other election period applicable to him established by the Committee under Paragraph 4.2(a)(ii).

Any such election shall be effective immediately.

As provided in Paragraph 1.2, a payment election in 2005 or 2007 under Internal Revenue Service Notice 2005-1 or 2006-79 shall be considered a timely initial election.

(b)	If a Participant does not make a timely initial election concerning the commencement date and payment schedule of benefits under Paragraph 10.2(a), then, except as provided in (c) below, payment shall be made as of the first business day of August of the Plan Year immediately following the Plan Year in which the separation from service occurs in a single lump sum cash distribution.

(c)	A Participant may make or change an election after the deadline established in (a) above at any time in order to defer payment for a period of not less than five years from the date payment would otherwise begin (but not to accelerate any payment). Payment shall be made in accordance with any such election only if the Participant terminates service with all Employers at least one year following the date of the election. Otherwise, the payment shall be made in accordance with the election (if any) in effect immediately prior to the changed election, or in accordance with (b) above if no such election is in effect.

(d)	Elections shall be made in writing on a form provided by the Committee and shall be made in accordance with the rules established by the Committee.

10.3	Transition Rules.

(a)

Grandfathered Participants. A Grandfathered Participant shall be paid in cash in accordance with the payment provisions under the Plan or election (whichever is controlling) in effect immediately prior to September 1, 1999. In the event the Participant’s vested Account does not exceed $25,000 as of any December 31st, then any payment election by a Participant shall be disregarded. In such a case, the vested Account (or remaining balance thereof) shall be paid in a single lump sum cash distribution as of the first business day of August following such December 31st (even if such vested Account exceeds $25,000 at that time).

(b)

Participants in Pay Status in 2005. A Participant (who is not a Grandfathered Participant) who has commenced receiving installment payments in 2005 or earlier, shall continue to receive such payments in accordance with the payment provisions under the Plan or election (whichever is controlling) in effect prior to the Effective Date provided that the value of his vested Account as of a date in 2005 determined by the Committee is greater than $10,000. If the value of such a

Participant’s vested Account as of such date is not greater than $10,000, then he shall receive a single lump sum distribution of his entire vested Account in 2005. Effective December 31, 2005, in the event the Participant’s vested Account does not exceed $25,000 as of any December 31st, then any payment election by a Participant shall be disregarded. In such a case, the vested Account (or remaining balance thereof) shall be paid in a single lump sum distribution as of the first business day of August following such December 31st (even if such vested Account exceeds $25,000 at that time).

(c)

Terminated Participants Not in Pay Status in 2005. A Participant (who is not a Grandfathered Participant) who has separated from service in 2005 or earlier, but who, as of a date in 2005 determined by the Committee, has not received or commenced receiving payments of his vested Account, shall be subject to the payment provisions of Paragraph 10.1, and any prior payment elections shall be of no force or effect. As provided in Paragraph 1.2, such a Participant had the opportunity to complete a new election by a date in 2005 determined by the Committee. Such a Participant who did not properly complete and return such an election by such date received a single lump sum distribution of his entire vested Account as of August 1, 2006. Notwithstanding the foregoing, if such a Participant’s vested Account as of a date in 2005 determined by the Committee was not greater than $10,000, then he received a single lump sum distribution of his entire vested Account in 2005. Effective December 31, 2005, in the event the Participant’s vested Account does not exceed $25,000 as of any December 31st, then any payment election shall be disregarded. In such a case, the vested Account (or remaining balance thereof) shall be paid in a single lump sum distribution as of the first business day of August following such December 31st (even if such vested Account exceeds $25,000 at that time).

(d)	2005 Payment Elections by Participants Actively Employed. A Participant who remains employed by an Employer as of a date in 2005 determined by the Committee shall be subject to the payment provisions of Paragraph 10.1 and any prior elections shall be of no force or effect. As provided in Paragraph 1.2, such a Participant had the opportunity to complete a new election by a date in 2005 determined by the Committee. Any such election shall be treated as an initial election under Paragraph 10.2(a). Such a Participant who does not make a timely election shall be treated the same as provided for in Paragraph 10.2(b) and 10.2(c) for Participants who do not make timely initial elections.

10.4	Facility of Payment. Payments required to be made hereunder on or as of a specified date may be made in a reasonable period after such date for administrative convenience.

ARTICLE XI - DEATH

11.1

If a Participant dies before commencing payment of the amounts represented by the Participant’s Account, then the Participant’s Account shall be paid to the Participant’s Beneficiary in cash, as soon as reasonably possible after the Committee is notified of the Participant’s death and in all events not more than ninety (90) days following the

Participant’s death. Neither the Participant nor the Beneficiary shall have the right to designate the taxable year of the payment. If the Participant has already commenced receiving the amounts represented by the Participant’s Account in the installment payment form, the installment payments shall continue to be paid to the Participant’s Beneficiary in cash.

ARTICLE XII - NON-ASSIGNABLE/NON-ATTACHMENT

12.1	Except as required by law, no right of the Participant or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

ARTICLE XIII - ADMINISTRATION

13.1	Administration. In addition to the powers which are expressly provided in the Plan, the Committee shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of the Plan and shall have all powers necessary to accomplish these purposes including, but not limited to the following:

(a)	the power to determine who is a Participant;

(b)	the power to determine allocations, balances, and nonforfeitable percentages with respect to Participant’s Accounts;

(c)	the power to determine when, to whom, in what amount, and in what form distributions are to be made; and

(d)	such powers as are necessary, appropriate or desirable to enable it to perform its responsibilities, including the power to interpret the Plan, establish rules, regulations and forms with respect thereto.

Benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them.

ARTICLE XIV - CONSOLIDATION OR MERGER

14.1

In the event that Fifth Third Bancorp or any entity (resulting from any merger or consolidation or which shall be a purchaser or transferee so referred to), shall at anytime be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of Fifth Third Bancorp or any such entity shall be sold or otherwise transferred to another entity, the provision of this Plan shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred.

Except as provided in the preceding sentence, this Plan shall not be assignable by Fifth Third Bancorp or by any entity referred to in such preceding sentence.

ARTICLE XV - AMENDMENT OR TERMINATION

15.1	Amendment. Fifth Third Bancorp reserves the right to amend the Plan. Any amendment of the Plan shall be by action of the Committee or by the Chairman of the Committee. If an amendment is being made by said Committee, it must be approved by a majority of the members of the Committee as constituted at the time of adoption of the amendment. Any amendment may be given retroactive effect as determined by said Committee or Chairman. Any amendment may, without limitation, (a) affect a Participant whether or not vested, employed or in pay status, and (b) affect or modify Participant elections and payment methods. An amendment may be evidenced in such manner as said Committee or Chairman shall determine. If the amendment is approved by said Committee, such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

15.2	Termination. Fifth Third Bancorp reserves the right to terminate the Plan. Any termination of the Plan shall be by action of the Committee. Any termination must be approved by a majority of the members of said Committee as constituted at the time of adoption of the termination; and any such termination may be given retroactive effect as determined by said Committee. Any termination may, without limitation, (a) affect a Participant whether or not vested, employed or in pay status, and (b) affect or modify Participant elections and payment methods. A termination may be evidenced in such manner as said Committee shall determine, and such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

ARTICLE XVI - CLAIMS

16.1	Initial Claims Procedure.

(a)	Claim. In order to present a complaint regarding the nonpayment of a Plan benefit or a portion thereof (a “Claim”), a Participant or Beneficiary under the Plan (a “Claimant”) or his duly authorized representative must file such Claim by mailing or delivering a writing stating such Claim to the department, officer, or Employee responsible for employee benefit matters of the Employer. Upon such receipt of a Claim, the Claims Review Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (b)(i) below and of the effect, pursuant to (b)(iii) below, of failure to decide the Claim within such time limit.

(b)	Initial Decision.

(i)	Time Limit. The Claims Review Committee shall decide upon a Claim within a reasonable period of time after receipt of such Claim; provided, however, that such period shall in no event exceed 90 days, unless special circumstances require an extension of time for processing. If such an extension of time for processing is required, then the Claimant shall, prior to the termination of the initial 90-day period, be furnished a written notice indicating such special circumstances and the date by which the Claims Review Committee expects to render a decision. In no event shall an extension exceed a period of 90 days from the end of the initial period.

(ii)	Notice of Denial. If the Claim is wholly or partially denied, then the Claims Review Committee shall furnish to the Claimant, within the time limit applicable under (i) above, a written notice setting forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason or reasons for such denial;

(B)	specific reference to the pertinent Plan provisions on which such denial is based;

(C)	a description of any additional material or information necessary for such Claimant to perfect his Claim and an explanation of why such material or information is necessary; and

(D)	appropriate information as to the steps to be taken if such Claimant wishes to submit his Claim for review pursuant to Paragraph 16.2, including notice of the time limits set forth in subsection 16.2(b)(ii).

(iii)	Deemed Denial for Purposes of Review. If a Claim is not granted and if, despite the provisions of (i) and (ii) above, notice of the denial of a Claim is not furnished within the time limit applicable under (i) above, then the Claimant may deem such Claim denied and may request a review of such deemed denial pursuant to the provisions of Paragraph 16.2.

16.2	Claim Review Procedure.

(a)	Claimant’s Rights. If a Claim is wholly or partially denied under Paragraph 16.1, then the Claimant or his duly authorized representative shall have the following rights:

(i)	to obtain, subject to (b) below, a full and fair review by the Claims Review Committee;

(ii)	to review pertinent documents; and

(iii)	to submit issues and comments in writing.

(b)	Request for Review.

(i)	Filing. To obtain a review pursuant to (a) above, a Claimant entitled to such a review or his duly authorized representative shall, subject to (ii) below, mail or deliver a written request for such a review (a “Request for Review”) to the department, officer, or Employee responsible for employee benefit matters of the Employer.

(ii)	Time Limits for Requesting a Review. A Request for Review must be mailed or delivered within 60 days after receipt by the Claimant of written notice of the denial of the Claim.

(iii)	Acknowledgment. Upon such receipt of a Request for Review, the Claims Review Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (c)(i) below and of the effect, pursuant to (c)(iii) below, of failure to furnish a decision on review within such time limit.

(c)	Decision on Review.

(i)	Time Limit.

(A)	General. If, pursuant to (b) above, a review is requested, then, except as otherwise provided in (B) below, the Claims Review Committee or its delegate (but only if such delegate has been given the authority to make a final decision on the Claim) shall make a decision promptly and no later than 60 days after receipt of the Request for Review; except that, if special circumstances require an extension of time for processing, then the decision shall be made as soon as possible but not later than 120 days after receipt of the Request for Review. The Claims Review Committee must furnish the Claimant written notice of any extension prior to its commencement.

(B)

Regularly Scheduled Meetings. Anything to the contrary in (A) above notwithstanding, if the Claims Review Committee holds regularly scheduled meetings at least quarterly, then its decision on review shall be made no later than the date of the meeting which immediately follows the receipt of the Request for Review; provided, however, if such Request for Review is received within 30 days preceding the date of such meeting, then such decision on review shall be made no later than the date of the second meeting which follows such receipt; and provided further that, if special circumstances require a further extension of time for processing, and if the Claimant is furnished written notice of such extension prior to its commencement, then such decision on review shall be rendered no later than the third meeting which follows such receipt.

(ii)	Notice of Decision. The Claims Review Committee or its delegate shall furnish to the Claimant, within the time limit applicable under (i) above, a written notice setting forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason or reasons for the decision on review;

(B)	specific reference to the pertinent Plan provisions on which the decision on review is based;

(C)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and

(D)	a statement of the Claimant’s right to bring an action under section 502(a) of the Employee Retirement Income Security Act of 1974.

(iii)	Deemed Denial. If, despite the provisions of (i) and (ii) above, the decision on review is not furnished within the time limit applicable under (i) above, then the Claimant shall be deemed to have exhausted his remedies under the Plan and he may deem the Claim to have been denied on review.

The Claims Review Committee shall have the sole, absolute and uncontrolled discretion to decide all claims under the initial claims procedure and under the claims review procedure, and its decisions shall be binding on all parties.

16.3	Required Exhaustion of Administrative Remedies. Before a Participant may file a lawsuit regarding the Plan or benefits under the Plan, the Participant must first use the Initial Claims Procedure and the Claim Review Procedure (including the requirement of a timely request for review) described above.

ARTICLE XVII - MISCELLANEOUS

17.1	No Enlargement of Employment Rights. Neither this Plan, nor any action of Fifth Third Bancorp, an Employer or the Committee, nor any election to defer Compensation hereunder shall be held or construed to confer on any person any legal right to be continued as an employee of Fifth Third Bancorp, or any Employer.

17.2	Withholdings. Fifth Third Bancorp and the Participant’s Employer shall have the right to deduct from a Participant’s Account and/or any payments due a Participant or

Beneficiary under the Plan any and all taxes determined by the Committee to be applicable with respect to such benefits. In the discretion of the Committee, Fifth Third Bancorp and the Participant’s Employer may accept payment by the Participant (or Beneficiary) of the amount of any applicable taxes in lieu of deducting such amount from the Participant’s Account or payments due under the Plan.

17.3	Entire Agreement. This Plan document constitutes the entire agreement between the Employer and any Participant (or Beneficiary), and supersedes all other prior agreements, undertakings, both written and oral, with respect to the subject matter hereof. This Plan document may not be amended orally or by any course or purported course of dealing, but only by an amendment in accordance with Paragraph 15.1 specifically identified within its text as a Plan amendment. Written communications and descriptions not specifically identified within their text as amendments, shall not constitute amendments and shall have no interpretive or controlling effect on the interpretation of this Plan. Oral communications shall not constitute amendments and shall have no interpretation or controlling effect on the interpretation of this Plan.

17.4	No Guarantee of Tax Consequences. The Participant (or Beneficiary) shall be responsible for all taxes with respect to his benefit hereunder. Neither Fifth Third Bancorp nor any Employer guarantees any particular tax consequences.

IN WITNESS WHEREOF, Fifth Third Bancorp has caused this Plan to be executed this      day of             , 2007.

FIFTH THIRD BANCORP

By:
Paul L. Reynolds, Chairman of The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee